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                                                                    EXHIBIT 99.1


CAROLINA FIRST BANCSHARES, INC.                       COMMUNITY BANK & TRUST CO.

                               JOINT PRESS RELEASE

FOR RELEASE:  Immediately             CONTACT:   Carolina First BancShares, Inc.
                 December 23, 1998                        Lincolnton, NC
                                                        James E. Burt, III
                                                          (704) 732-2222
                                                    Community Bank & Trust Co.
                                                            Marion, NC
                                                         Ronnie D. Blanton
                                                          (828) 652-1112


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         Carolina First BancShares, Inc., Lincolnton, North Carolina has
completed its acquisition of Community Bank & Trust, Marion, North Carolina announced James E. Burt, III, President and CEO of Carolina First. Under the terms of the merger, Community shareholders will receive approximately .73 shares of Carolina First common stock for each share of Community common stock.

         Community Bank, with approximately $108 Million in assets at September 30, 1998, has offices in 7 communities. Carolina First, with assets of $583 Million at September 30, 1998, is the parent company of Lincoln Bank of North Carolina and Cabarrus Bank of North Carolina with 24 offices "serving the heart of Carolina." It is anticipated that the merger will be accretive to Carolina First's earnings within 18 months.

         Community Bank will continue to operate under its current name and become the third subsidiary bank of Carolina First. Ronnie D. Blanton will remain President and CEO of Community and the bank's current directors will remain in place. Three Community directors will joint the Carolina First Board under the terms of the merger.

         "Community Bank is a great addition to the Carolina First family," said Burt, "as it expands our service area and customer opportunities considerably. We look forward to introducing our community banking philosophy and retail banking products to the Community Bank markets."

         "The merging of Community Bank into Carolina First will afford us more opportunities to serve our customers through a wider array of financial products," said Ronnie D. Blanton, President and CEO of Community. "This union also provides Community Bank greatly enhanced technology and stronger operational support going forward."

         Shareholders of Community Bank will be notified in the first week of January of the procedures to exchange their certificates to shares of Carolina First. The transaction will be accounted for as a tax-free exchange of stock.



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         Carolina First BancShares, Inc. is the parent Company of Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and Community Bank & Trust Company. Its stock is listed in the Charlotte Observer under the Interdealer stock section and carries the symbol "CAFP" in the over-the-counter market (pink sheets).